Exhibit 5.1

November 19, 2021

The Glimpse Group, Inc.

15 West 38th St, 9th Fl

New York, NY 10018

RE: The Glimpse Group, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to The Glimpse Group, Inc., a Nevada corporation (the “Company”). As such, we have participated in the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of the offering for resale by the selling stockholders listed therein of up to an aggregate of 2,250,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,500,000 shares of Common Stock (the “Resale Shares”), and (ii) 750,000 shares of Common Stock issuable upon the exercise of outstanding warrants originally issued to EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) in an October 2021 private placement (the “October Warrants”).

As counsel to the Company, we have examined copies of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Resale Shares are, and the Common Stock underlying the October Warrants, when paid for and issued pursuant to the terms of the applicable warrants, will be, duly authorized, legally issued, fully paid and non-assessable. The October Warrants are legally and validly binding obligations of the Company.

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York except with respect to the Nevada Revised Statutes.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

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